Exhibit 5.1
[Anfield Sujir Kennedy & Durno letterhead]
December 20, 2005
BPI Industries Inc.
30775 Bainbridge Road, Suite 280
Solon, Ohio 44139
Re:     BPI Industries Inc. Registration Statement on Form S-8 — 2005 Omnibus Stock Plan
Ladies and Gentlemen:
     BPI Industries Inc. (“BPI”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 5,000,000 common shares, without par value, of BPI Industries Inc. (“Common Shares”) to be issued from time to time pursuant to the terms of the BPI Industries Inc. 2005 Omnibus Stock Plan, effective as of December 13, 2005 (the “Plan”).
     Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares.
     In rendering this opinion, we have examined (a) the Articles of Incorporation of BPI, (b) the Plan, and (c) a certificate of Good Standing dated December 20, 2005 issued by the Registrar of Companies, and (d) such other records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:
     (1) BPI is a corporation validly organized and existing and in good standing under the laws of the province of British Columbia.
     (2) When issued in accordance with the terms of the Plan, the Common Shares which are the subject of the Registration Statement will be legally issued, fully paid and non-assessable.
     We hereby consent to the use and filing of this opinion in connection with the Registration Statement.
Very truly yours,
/s/ Anfield Sujir Kennedy & Durno